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                                                                    EXHIBIT 24.1

                          CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Seychelle Environmental Technologies, Inc.
San Clemente, California

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Seychelle Environmental Technologies, Inc. of our report dated June 6, 2000, relating to the consolidated balance sheet of Seychelle Environmental Technologies, Inc. and subsidiaries as of February 29, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year ended February 29, 2000 and February 28, 1999, which report appears in the February 29, 2000 annual report on Form 10-KSB of Seychelle Environmental Technologies, Inc.



                                      /s/ RAIMONDO PETTIT GROUP

                                      RAIMONDO PETTIT GROUP

Torrance, California
August 30, 2000